PRESS RELEASE

Contact:	Mark E. Hood
SVP, Chief Financial Officer (314-633-7255)

Panera Bread Announces Management Change

St. Louis, MO – December 2, 2004 – Panera Bread Company (Nasdaq:PNRA) today announced that Paul Twohig has resigned as Executive Vice President and Chief Operating Officer. Mr. Twohig had served in these capacities since January of 2003.

Assuming Mr. Twohig’s responsibilities immediately will be: John Maguire, Senior Vice President, Chief Company and Joint Venture Operations Officer, who has served at the Company for more than twelve years as an operator and a senior executive in various capacities; Mike Kupstas, Senior Vice President and Chief Franchise Officer, who has been with the Company for eight years in several senior executive positions since he joined the Company as Vice President of Operations (Company, Franchise and Bakery); and Michael Nolan, Senior Vice President and Chief Development Officer, who has served in his current capacity since he joined the Company in 2001.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.